Exhibit 10.2

WEST TRACT GROUND LEASE AGREEMENT

BETWEEN

EDWARD J. STELLA, JR.

LANDLORD

AND

ATLANTIC GREEN POWER CORPORATION

TENANT

*NOTE:  Certain portions of this exhibit have been omitted based upon a request for confidential treatment.  The non-public information has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

Page

ARTICLE 1 - DEMISE, PREMISES, TERM, RENT		2
1.1.	Demise and Premises	2
1.2.	Term	2
1.3.	Rent and Payments.	2
1.4.	Additional Rent	3
1.5.	Net Lease	4
1.6.	Subdivision	4
ARTICLE 2 - USE		4
ARTICLE 3 - TAXES, UTILITIES AND ASSESSMENTS		4
ARTICLE 4 - ARTICLE - ALTERATIONS AND IMPROVEMENTS		5
ARTICLE 5 - SURRENDER AT EXPIRATION		5
ARTICLE 6 - INSURANCE		5
6.1.	Casualty and Liability Insurance	5
6.2.	Insurers	6
6.3.	Insureds	6
6.4.	Notice of Cancellation	6
ARTICLE 7 - PERFORMANCE OF TENANT’S COVENANTS		6
ARTICLE 8 - REPAIRS AND MAINTENANCE		7
8.1.	Repairs to Premises	7
8.2.	Waste	7
8.3.	Tenant’s Property	7
ARTICLE 9 - COMPLIANCE WITH LAWS AND ORDINANCES		7
9.1.	Compliance with Laws	7
9.2.	Compliance with Insurance Requirements	7
ARTICLE 10 - REGULATORY APPROVALS		8
ARTICLE 11 - INDEMNIFICATION		8
ARTICLE 12 - REPRESENTATIONS AND WARRANTIES		9
12.1.	Landlord’s Representation	9
12.2.	Tenant’s Representations	9
ARTICLE 13 - DEFAULT BY TENANT		9
13.1.	Event of Default	9
13.2.	Landlord’s Remedies for Tenant’s Default	10
13.3.	Remedies Not Exclusive	11
13.4.	Waiver of Performance	11
ARTICLE 14 - CONDEMNATION		12
ARTICLE 15 - NOTICES		12
ARTICLE 16 - QUIET ENJOYMENT		13
ARTICLE 17 - SUBORDINATION AND ATTORNMENT		13
ARTICLE 18 - ASSIGNMENT AND SUBLETTING		14

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ARTICLE 19 - MISCELLANEOUS PROVISIONS		14
19.1.	Integration; Entire Agreement	14
19.2.	Severability	14
19.3.	Headings	14
19.4.	Successors and Assigns	15
19.5.	Time of the Essence	15
19.6.	Governing Law	15
19.7.	Recordation	15
19.8.	Counterparts	15
19.9.	Brokers	15
ARTICLE 20 - PURCHASE OPTION AND RIGHT OF FIRST REFUSAL		15
20.1.	Purchase Option	15
20.2.	Right of First Refusal	16

EXHIBIT A -      Description of West Tract Stella Property and Premises

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WEST TRACT GROUND LEASE AGREEMENT

THIS WEST TRACT GROUND LEASE AGREEMENT (the “Lease”) made and executed as of this 6th day of August, 2010 (the “Effective Date”), by and between EDWARD J. STELLA, JR., an individual (“Landlord”), and ATLANTIC GREEN POWER CORPORATION, a New Jersey corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner of certain land located in Upper Pittsgrove Township, Salem County, New Jersey identified on the Upper Pittsgrove Municipal Tax Map as Block 57, Lots 1 and 8, Block 59, Lots 20 and 21, Block 60, Lots 7, 14, 15, 16 and 17, Block 70, Lots 1 and 2, and Block 71, Lots 1 and 2, known as the West Tract, as more particularly described on Exhibit ”A” attached hereto and made a part hereof (hereinafter, the “West Tract Stella Property”);

WHEREAS, Landlord leased to Tenant and Tenant leased from Landlord a portion of the West Tract Stella Property consisting of up to approximately 700 acres, subject to adjustment (the “Original Premises”), in accordance with the terms and conditions of a Ground Lease Agreement, dated November 30, 2009 (the “Original Lease Agreement”);

WHEREAS, since the time the Original Lease Agreement was negotiated and made effective, new facts and circumstances have developed and have been learned about development of the System and conditions of the Regulatory Approvals;

WHEREAS, Landlord now desires to lease to Tenant and Tenant desires to lease from Landlord a portion of the West Tract Stella Property described on Exhibit A (the “Premises”), in accordance with the terms and conditions and for the purposes herein set forth;

WHEREAS, Landlord and Tenant wish to amend and restate the terms of the Original Lease in the form of this West Tract Lease and a separate West Tract Lease;

WHEREAS, Landlord shall continue to own, free of this Lease, that portion of the West Tract Stella Property that is not part of the Premises (the “Excluded Property”) which is cross-hatched on Exhibit “A”.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1 - DEMISE, PREMISES, TERM, RENT

1.1. Demise and Premises.  Landlord does hereby demise and let unto Tenant, and Tenant does lease and take from Landlord, the Premises, for the term and upon the covenants, terms and conditions hereinafter set forth.  The parties acknowledge that the exact description and acreage of the Premises cannot be defined as of the Effective Date.  Upon receipt of the Regulatory Approvals, the parties shall modify the description of the Premises to be consistent with the portion of the West Tract Stella Property that is approved for the development of a solar power system, by amending Exhibit “A” of this Lease. The parties acknowledge and agree that the Premises shall be inclusive of any buffer areas, areas used for utilities servicing the System (hereinafter defined) wetlands, transition areas, and/or setbacks imposed in connection with the approvals for the System and that all such areas, and/or setbacks shall be a part of the Premises.  In any event, Landlord warrants and covenants that, if not otherwise available, Tenant shall have ingress and egress access to the Premises via the Excluded Property and Landlord and Tenant will execute commercially reasonable easement agreements as applicable.  The Excluded Property shall not be part of the Premises.

1.2. Term.  (a) This Lease shall be effective from November 30, 2009, the Effective Date of the Original Lease Agreement.  The initial Term of the Lease shall run for a period of twenty-five (25) years commencing on the first day of the calendar month following the Rent Commencement Date (defined in Section 1.3(a)), subject to the renewal options described below.

(b)           Provided Tenant is not in default of any of the terms of the Lease, beyond any applicable notice and cure periods, Tenant is hereby granted the option to extend the Term beyond the original twenty-five (25) years for four (4) additional successive periods of five (5) years each on the same terms and conditions as contained in this Lease.  The options shall be deemed automatically exercised without any action on Tenant’s behalf unless Tenant shall provide Landlord notice of termination of this Lease no later than one (1) year prior to the end of the initial Term or the extended Term period then ending.

1.3. Rent and Payments.

(a) The base rent (“Base Rent”) for the Term, shall be as follows:  Based on 520 acres at [                   ]* per year, paid on a monthly basis, phased-in as each ten (10) acre increment of the Premises begins producing electricity.  Base Rent shall be phased in on a pro-rata basis as any portion of the Premises for which solar panels are approved (a “Panel Area”) begins producing electricity.  Base Rent shall be payable in accordance with a formula the numerator of which shall be ten (10), the denominator shall be the total acreage of all Panel Areas receiving Regulatory Approval, the result of which would be multiplied by [                   ].*  Tenant shall provide written notice to Landlord as to the number of acres (but always in at least ten (10) acre increments) for which construction is completed and electricity is being generated (each, a “Production Notice”).  The date of the first Production Notice is the “Rent Commencement Date.”  If the Rent Commencement Date occurs on a day other than the beginning of a calendar month, the Base Rent for such partial month shall be prorated.  Notwithstanding the above, Tenant shall be obligated to pay Base Rent on the entirety of the Premises no later than three (3) years following November 30, 2009 (the “Outside Rent Commencement Date”), regardless of the status of construction, status of Regulatory Approvals and/or generation of electricity; provided however that the Outside Rent Commencement Date shall be extended on a day for day basis (each an “Extension Day”) from (i) July 20, 2010, the date of publication of the Upper Pittsgrove Township land use board’s denial of Tenant’s application for approval of the System, until (ii) a use variance and site plan approval is obtained from Upper Pittsgrove Township for development of the System (whether by judgment, settlement or otherwise) and the time period for appeal has expired (the “Extension Period”), but in no event for more than 365 Extension Days.  If any installment of Base Rent due under this Lease is not paid within ten (10) days of the time and place and in the manner specified, Landlord, in addition to other available remedies, shall be entitled to receive a large charge fee of five percent (5%) of such payment, which Landlord and Tenant agree are liquidated damages (and not a penalty) for costs incurred by Landlord as a result of such late payment.  The parties acknowledge and agree that the Premises may not in fact be 520 acres, but have agreed that Base Rent is intended to be ultimately paid on a total of 520 acres, even though the acreage of the Premises as depicted on Exhibit A may be different.

(b) Tenant shall pay to Landlord [                   ]* at the time of issuance by Upper Pittsgrove Township of construction permits to construct any portion of the System on any portion of the Premises (the “Construction Permits”) the issuance of which require the execution and the sending for recording the Deed of Easement between Landlord and the Township of Upper Pittsgrove restricting the use and development of the Premises, an expected condition of a Regulatory Approval from Upper Pittsgrove Township (the “Deed of Easement”), which Deed of Easement Landlord shall execute and deliver to Tenant no later than immediately prior to issuance of the Construction Permits.  The Deed of Easement shall in no event encumber the Excluded Property and Tenant agrees to use good faith efforts in its discussions with Upper Pittsgrove Township to limit the coverage of the Deed of Easement on non-Panel Areas.  The payment obligations described in this Subsection 1.3(b) are collectively defined as “Other Payments”.  It is intended that Landlord receive a total of [                   ]* under this subsection as payment for the Deed of Easement regardless of the amount of panels approved or ultimately erected and/or the quantity of electricity generated by the System and/or the quantity of the Premises ultimately subject to the Deed of Easement.  If the Other Payments due hereunder are not paid within ten (10) days of the time and at the place and in the manner specified, then Landlord, in addition to other available remedies, shall be entitled to receive a large charge fee of five percent (5%) of such payment, which Landlord and Tenant agree are liquidated damages (and not a penalty) for costs incurred by Landlord as a result of such late payment.

(c) Tenant shall be responsible to compensate Landlord for the loss of farming contract revenue due to this Lease.  Landlord shall provide to Tenant a schedule of his farming leases, including a description of the term of the lease, the rental income and the types of crops.  Tenant shall advise in writing which leases should be terminated by Landlord and at which times.  Tenant shall pay Landlord for the lost rents as a result of termination of each farming lease (the “Development Fee”).  The Development Fee shall not exceed [                   ]* in any year.  Tenant shall only be obligated to pay Development Fees until Tenant is obligated to commence the payment of Base Rent.

(d) All Base Rent, Additional Rent and the amounts payable by Tenant to Landlord under the terms of this Lease shall be received by Landlord on or before the due date, at the office of Landlord set forth herein in Article 15 or at such other place or places as Landlord shall from time to time designate by written notice to Tenant, without notice or prior demand therefor, and without any deduction or offset of any amount for any reason whatsoever, except as provided in this Lease.

1.4. Additional Rent.  All sums in addition to Base Rent which Tenant assumes or agrees to pay pursuant to this Lease shall constitute and be treated as “Additional Rent”, and, in the event of any non-payment thereof, Landlord shall have all the rights and remedies provided for herein or by law in the case of non-payment of rent or of a breach of condition.  For purposes of this Lease, the term “Rent” shall include Base Rent and Additional Rent.

1.5. Net Lease.  Except as expressly set forth herein, it is the parties’ intention that the Base Rent and Additional Rent herein specified shall be net, net, net to the Landlord in each lease year, that all costs, property taxes, rollback taxes, special taxes, maintenance costs, assessments, added assessments, utility costs, insurance costs, expenses and obligations of every kind relating to the Tenant’s use and occupancy of the Premises which may arise during the term of this Lease shall be paid by Tenant and that Landlord shall be indemnified by Tenant against any such costs, expenses and obligations.

1.6. Subdivision.  In the event that Tenant’s use of the Premises or application for the Regulatory Approvals calls for a subdivision of the Premises from the West Tract Stella Property, Tenant shall cause such subdivision to be completed at its own sole cost and expense, and Landlord shall bear no costs associated with subdivision(s).  In the event Landlord desires that any portion of the West Tract Stella Property be subdivided, Landlord may cause such subdivision to be completed at its sole cost and expense and Tenant shall bear no costs associated with subdivision(s).  Subject to modification of the Premises as a result of the Regulatory Approvals, no subdivision may result in the amount of Premises being altered without the consent of both parties.  The parties shall reasonably cooperate with one another to cause subdivision approval to be granted, if requested.

ARTICLE 2 - USE

The Premises shall be used for the development and operation of a renewable energy system and related activities, as determined by Tenant and in accordance with the Regulatory Approvals (the “System”).  Landlord and his current lessees reserve the right to continue farming operations on the portions of the Premises for which Tenant is not paying Base Rent and for which no Development Fee has been paid.  The parties shall cooperate for an orderly transition from farming to development activities through a written schedule.  Landlord shall have the non-exclusive right of access, including ingress, egress and regress through the Premises to the West Tract Stella Property.  Such access rights may not be used to interfere with Tenant’s operations.  All components of the System and any personal property used by Tenant at the Premises are and shall be the sole and exclusive property of Tenant or its agents.

ARTICLE 3 - TAXES, UTILITIES AND ASSESSMENTS

Tenant shall use commercially reasonable efforts to be separately billed for and shall pay before any interest or penalty shall accrue thereon, all real estate taxes and assessments and special assessments (“Taxes”) and all charges for gas, electricity, telephone and communication services and other utility services and all connection fees incurred with respect to any such services used, rendered or consumed upon the Premises during the Term hereof (collectively “Impositions”).  If separate tax bills are not able to be generated, the parties will cooperate, including with the municipal tax assessor, to pro-rate taxes for tax lots that include Excluded Property.  Tenant shall be responsible for the payment of all Taxes on the Premises beginning on the earlier of:  (i) the Rent Commencement Date; and (ii) the date the real property taxes at the Premises are increased as a result of Tenant’s development activities.  Prior to that time, Landlord shall be responsible for the payment of Taxes for the Premises.  Tenant shall be responsible for any Impositions in addition to being responsible for all roll-back taxes resulting from cessation of farmland assessments due to Tenant’s use of the Premises regardless of the date of any new assessment resulting from Tenant’s use.  Tenant shall have sole control over the negotiation of the assessment for the Premises and the prosecution and defense of any tax appeals for the Premises.

ARTICLE 4 - ARTICLE  - ALTERATIONS AND IMPROVEMENTS

Tenant may construct, erect, install or demolish any buildings, structures or other improvements in, on or under the Premises, may make any other alterations or improvements to the Premises and may clear any trees or shrubbery and may store soil or materials on the Premises. In the event the installation of the System requires the removal of topsoil from the Premises, said topsoil shall be stockpiled on the Premises for use by Landlord at the end of the Term, unless the topsoil is contaminated or it is required by law to be removed.

ARTICLE 5 - SURRENDER AT EXPIRATION

Tenant shall, on the expiration date, or upon any earlier termination of this Lease,  or upon any re-entry by Landlord upon the Premises pursuant to the terms hereof, surrender and deliver the Premises into the possession of Landlord in the same condition as delivered to Tenant, and with the System and all improvements removed, reasonable wear and tear and damage by casualty excepted, free and clear of all liens and encumbrances other than those caused or approved by Landlord. In the event Tenant fails to remove the System or any component thereof within one (1) year following the expiration or earlier termination of this Lease, such items will be considered to have reverted to the status of building improvements belonging to the Landlord or to have been abandoned by the Tenant. All such items shall become the property of the Landlord.  Tenant shall be responsible for the payment of Rent on a pro-rated basis for that portion of the Premises it occupies following expiration.

ARTICLE 6 - INSURANCE

6.1. Casualty and Liability Insurance.  During the Term, Tenant, at Tenant’s sole cost and expense, shall:

(i) Maintain commercial general liability insurance against any claims for bodily injury, death or property damage, occurring on, in or about the Premises, or the improvements, and against contractual liability for any such claims, in an amount not less than $2,000,000 combined single limit with respect to bodily injury, death or property damage;

(ii) Maintain workers’ compensation insurance covering all persons employed in connection with any work done on or about the Premises as required by law and in amounts not less than the statutory amounts; and

(iii) Maintain such other insurance with respect to the Premises against such additional risks which at that time are commonly insured against in the case of comparable premises and improvements of similar location.

6.2. Insurers. Tenant shall deliver all policies or certificates evidencing coverage in form and from reputable companies licensed in the State of New Jersey, including renewal policies or certificates, to Landlord, or other evidence of the existence of such insurance which is reasonably satisfactory to Landlord, and, in the case of insurance about to expire, shall deliver renewal policies or certificates of insurance not less than thirty (30) days prior to their respective dates of expiration.

6.3. Insureds.  All policies of insurance provided for herein shall name Landlord as additional insured, as its interest may appear.

6.4. Notice of Cancellation.  Each policy or certificate therefor obtained by Tenant pursuant to this Article 6 shall contain an agreement by the insurer that such policy shall not be cancelled or modified without at least thirty (30) days’ prior written notice to Landlord and Tenant.

ARTICLE 7 - PERFORMANCE OF TENANT’S COVENANTS

If Tenant shall at any time fail to pay any Imposition in accordance with the provisions of Article 3 hereof, or to take  out, pay for, maintain or deliver any of the insurance policies (or certificates of the insurers) required by Article 6 hereof, or shall fail to make any other payment or perform any other act on Tenant’s part to be made or performed under this Lease and (i) such default shall continue for a period of ten (10) days after written notice as to a default in the payment of any sum of money, or (ii) as to any default other than in the payment of money, if within thirty (30) days after notice by Landlord to Tenant, Tenant shall not have cured such default or (except with respect to monetary defaults) shall not have commenced and shall not be diligently proceeding to cure it, Landlord may (but shall be under no obligation to):

(a) Pay such Imposition; or

(b) Take out, pay for and maintain such insurance policy or policies; or

(c) Make such other payment or perform such other act, as the case may be, and take all such action as may be necessary with respect thereto.

Notwithstanding anything herein to the contrary, Landlord may, at any time, without notice, take such reasonable action as Landlord may deem necessary to assure that the Premises are covered by adequate insurance, including, without limitation of the foregoing, Landlord’s right to pay any premiums due or cure any default by Tenant under any policy at any time during the notice period provided for in Section 6.4 hereof.

All sums paid by Landlord and all costs and expenses incurred by Landlord pursuant to this Article shall constitute Additional Rent payable by Tenant under this Lease and shall be payable by Tenant to Landlord on demand.

ARTICLE 8 - REPAIRS AND MAINTENANCE

8.1. Repairs to Premises.  Throughout the Term, Tenant, at Tenant’s sole cost and expense, will operate, maintain and take good care of the Premises, the System and any other improvements on the Premises.

8.2. Waste.  Tenant shall not cause or permit any waste or damage, disfigurement or injury to the Premises or the improvements, if any, or any part thereof.

8.3. Tenant’s Property.  Tenant represents and acknowledges that all of the System, equipment, fixtures, effects and property of any kind, nature and description of Tenant and of all persons claiming under Tenant, that may be on the Premises, are and shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, theft, vandalism or otherwise, no part of said loss or damage is to be charged to or borne by Landlord. Security of the Premises and the System is solely the responsibility of the Tenant and the Landlord shall not be held liable due to trespass, theft or vandalism of the System or the Premises.

ARTICLE 9 - COMPLIANCE WITH LAWS AND ORDINANCES

9.1. Compliance with Laws.  Throughout the Term, both Landlord and Tenant, will conform to, comply with and take any and all action necessary to comply with and avoid or eliminate any violation of, any present or future law, ordinance, regulation or other requirement of any federal, state or municipal government, department, commission, board or officers having jurisdiction, which shall be applicable to the Premises, or to the use or manner of use thereof by the Tenant or occupants thereof.

9.2. Compliance with Insurance Requirements.  Tenant likewise shall observe and comply with the requirements of all policies of insurance which Tenant is required to maintain with respect to the Premises and the improvements.

ARTICLE 10 - REGULATORY APPROVALS

Tenant shall diligently pursue, in a commercially reasonable manner, at its sole cost and expense, the receipt of all permits, waivers, and approvals it may deem necessary for the construction, operation and maintenance of the System, including but not limited local, county, state, federal and utility company approvals, in final, unappealed, and unappealable form on an acceptable study opining on the System (the “Regulatory Approvals”).  Tenant shall have a period of thirty (30) months following November 30, 2009, plus the Extension Period (as defined in Section 1.3 (a)), but in no event shall the Extension Period be for more than 365 Extension Days (the “Approval Period”) to obtain the Regulatory Approvals.  Notwithstanding the foregoing, if Tenant is diligently pursuing the Regulatory Approvals, but has been unable to obtain all of them, Tenant shall have the right to extend the Approval Period for two (2) additional, consecutive six (6) month periods, upon written notice to Landlord delivered no later than 5:00 pm (EST) on the last day of the Approval Period, as it may be extended, such notice to be accompanied by a non-refundable payment of [                   ]* for each six month extension (each an “Extension Fee”).  If Tenant does not obtain all Regulatory Approvals by the end of the Approval Period, as may be extended, Tenant, at its sole option, shall have the right to terminate this Lease by delivering written notice to Landlord.  If Tenant terminates this Lease pursuant to this Section, to the extent assignable, and provided they are in Tenant’s possession, Tenant shall immediately deliver to Landlord all reports and documents prepared by Tenant or on behalf of Tenant relating to the Premises and the System and Tenant shall unconditionally assign to Landlord all rights of Tenant in all plans, permits and Regulatory Approvals obtained by Tenant, to the extent assignable and provided they are in Tenant’s possession, to be utilized by Landlord in Landlord’s sole discretion.  If a document, report, or plan is not in Tenant’s possession, it will use commercially reasonable efforts to cause it to be released and delivered to Landlord.

Notwithstanding the above, if Tenant is diligently pursuing the Regulatory Approvals, and has properly exercised both of its options to extend the Approval Period for twelve (12) months, but has been unable to obtain the Regulatory Approvals prior to expiration of the extended Approval Period, Tenant shall have the right to further extend the Approval Period beyond the thirty (30) month period for two (2) successive three (3) month periods, upon written notice to Landlord delivered no later than 5:00 pm (EST) on the last day of the Approval Period as it may be extended, such notice to be accompanied by a payment of [                   ]* as an Extension Fee for each three (3) month extension period.  All Extension Fees shall be non-refundable to Tenant and non-applicable to the Base Rent due hereunder and fully earned by Landlord upon its receipt.

Landlord shall have the sole authority to make all decisions related to the Regulatory Approvals or conditions imposed in connection therewith which both impact Landlord’s interest and which are beyond Tenant’s interest in the Lease.  Landlord shall have the right to be present for and participate in all discussions and meetings with representatives of Tenant relative to the possible alteration of the Premises and/or System in connection with the potential negotiation of the resolution of any appeal filed as a result of the denial of any Regulatory Approval, including but not limited to, the right to participate in all discussions and meetings relative to the removal of portions of the Premises and/or reconfiguration of the Systems thereon.

ARTICLE 11 - INDEMNIFICATION

Tenant hereby covenants and agrees that it will indemnify, defend and hold harmless, Landlord from any and all claims, demands, suits, causes of action, losses, damages to any person or property while on the Premises, expenses and/or any and all litigation arising out of occurrences, in or at the Premises or as occasioned or suffered by Landlord or any of his employees, agents, invitees, occupants, or other persons in attendance in or at the Premises, including for any damages awarded for such claims, demands, causes of action, losses, damages and expenses or for costs or attorney’s fees, due to the negligence, error, act or omission of Tenant.

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1. Landlord’s Representation.  Landlord represents and warrants to Tenant that Landlord has authority to execute, deliver and perform this Lease and each instrument and agreement to be executed and delivered by Landlord pursuant hereto and to take all of the actions contemplated hereby to be taken by Landlord, including, but not limited to, delivery of possession of the Premises to Tenant free and clear of all leases, subleases and subtenancies in substantially the same condition and state of repair as of the date of November 30, 2009 subject, however, to all liens, encumbrances, covenants, conditions and restrictions of record pertaining to the Premises as of November 30, 2009.  There is no pending proceeding to which Landlord is a party, or of which it has been given notice concerning any condemnation proceedings, which would materially and adversely affect the Premises.  There are no actions, suits, investigations or proceedings pending or, to the Landlord’s knowledge, threatened to be brought in any court or before any governmental agency which could have a materially adverse effect on the ability of Tenant to operate the System on the Premises or delay or prohibit possession of the Premises by Tenant as contemplated by this Lease, nor are there any unsatisfied judgments or consent decrees which could have any such effect.  Landlord, to Landlord’s knowledge, is not in default with respect to or in violation of any order, writ, injunction or decree of any court, governmental department, agency or instrumentality having jurisdiction over the Premises, which relates to the Premises.  To Landlord’s knowledge, the Premises is in compliance with all environmental laws, rules and regulations.

12.2. Tenant’s Representations.  Tenant represents and warrants to Landlord that Tenant has authority to execute, deliver and perform this Lease, and each instrument and agreement to be executed and delivered by Tenant pursuant hereto, and the taking by Tenant of the actions contemplated hereby including, but not limited to, taking possession of the Premises, constructing the System on the Premises.  There is no pending proceeding to which Tenant is a party, or of which it has been given notice which would materially or adversely affect Tenant’s obligations under this Lease.  There are no actions, suits, investigations or proceedings pending or, to the best of Tenant’s knowledge, threatened to be brought in any court or before any governmental agency which could have a materially adverse effect on the ability of Tenant to operate the System on the Premises.  Tenant is not in default with respect to or in violation of any order, writ, injunction or decree of any court, governmental department, agency or instrumentality having jurisdiction over Tenant or its property.

ARTICLE 13 - DEFAULT BY TENANT

13.1. Event of Default.  At any time during the Term, if any one of the following events (each herein sometimes referred to as an “Event of Default” or “Default”) shall occur, the same shall constitute a Default hereunder:

(a) If Tenant shall fail to pay any Base Rent or Additional Rent provided for herein, or any other sum or charge required to be paid by Tenant hereunder, or any part thereof, or any Imposition when the same shall become due and payable, and such failure shall continue for ten (10) days after written notice thereof from Landlord; or

(b) If Tenant shall be adjudicated a bankrupt, or if any petition shall be filed against Tenant in any court whether or not pursuant to any statute of the United States or of any State, in any reorganization, composition, extension, arrangement or insolvency proceedings, and if such proceedings shall not be dismissed within sixty (60) days after the institution of same, or if any such petition shall be so filed by Tenant;

(c) If, in any proceeding, a receiver, trustee or liquidator be appointed for all or any portion of Tenant’s property, and such shall not be discharged within sixty (60) days after the appointment; or

(d) If Tenant defaults in the performance of, or compliance with, any of the terms, covenants, agreements, conditions or provisions of this Lease and such default continues beyond all applicable notice and cure periods

13.2. Landlord’s Remedies for Tenant’s Default.  Upon the happening of any one or more of the Events of Default as defined in Section 13.1, at the option of Landlord, but without further notice to Tenant, then:

(a) Landlord shall have the right to immediately terminate this Lease on a date specified in the notice of default to Tenant required by Section 13.1, which date shall not be less than the applicable notice and grace periods set forth in Section 13.1, and on the date specified in the notice, Tenant’s right to possession of the Premises shall cease; and Tenant shall peaceably and quietly yield and surrender to Landlord the Premises, and this Lease shall thereupon be terminated, and all of the right, title and interest of Tenant hereunder shall wholly cease and expire in the same manner and with the same force and effect as if the date specified in such notice of default was the date originally specified herein for the expiration of this Lease.  In the event of such termination, Tenant shall pay to Landlord, an amount equal to all Rent which is due and payable as of the date of such termination; and

(b) Landlord may re-enter and repossess the Premises and remove any and all persons and property therefrom and take and retain possession as permitted under applicable law and as otherwise provided in this Lease, and Tenant shall nevertheless remain liable to Landlord in a sum equal to all Additional Rent and other charges payable hereunder for the remainder of the Term, including reasonable attorneys’ fees incurred in the enforcement of Article 13.  Landlord shall have the obligation to mitigate his damages.

In the event that this Lease is terminated as a result of any defaults contained herein or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay punctually to Lessor all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated so long as such obligations shall have not been rendered unnecessary or impossible of performance by the subsequent re-letting or other occupancy permitted by Landlord.  In calculating the amounts to be paid by Tenant under the foregoing covenant, Tenant shall be credited with the net proceeds of any rent or the value of other considerations obtained by Lessor by re-letting the Premises, after deducting all Landlord’s expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, reasonable fees for legal services and expenses of preparing the Premises for such re-letting, it being agreed by Tenant that Landlord may (i) re-let the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to,  less than or   in excess of  the period which would otherwise have constituted the balance of the  term, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to re-let the same.  Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amounts of the loss or damages referred to above.

In the event that this Lease is properly terminated by Landlord as a result of a material Tenant default, to the extent assignable, Tenant shall promptly deliver to Landlord all reports and documents prepared by Tenant or on behalf of Tenant relating to the Premises and the System, that are within Tenant’s possession and Tenant shall unconditionally assign to Landlord all rights of Tenant, to the extent assignable and provided they are in Tenant’s possession, in all plans, permits and Regulatory Approvals obtained by Tenant to be utilized by Landlord in Landlord’s sole discretion.  If a document, report, or plan is not in Tenant’s possession, it will use commercially reasonable efforts to cause it to be released and delivered to Landlord.

(c) In addition to the above, any time after an Event of Default, all amounts due and payable following applicable notice and cure periods shall accrue interest at the  rate of five percent (5%) of the monthly amount then in default, which shall constitute Additional Rent under this Lease and shall be payable upon demand.

13.3. Remedies Not Exclusive.  Except as herein specifically provided, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law.  In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not herein provided for.

13.4. Waiver of Performance.  No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease on the part of Tenant to be performed, or to exercise any permitted right or remedy consequent upon a Default herein, and no acceptance of payment of full or partial Additional Rent during the continuance of any such Default shall constitute a waiver by Landlord of such Default or of such covenant, agreement, term or condition.  No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no Default herein, shall be waived, altered, modified or terminated except by written instrument executed by Landlord.  No waiver of any Default shall otherwise affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Default herein.

ARTICLE 14 - CONDEMNATION

(a) If the whole of the Premises shall be taken by condemnation or other eminent domain proceedings pursuant to any law, this Lease shall terminate as of the date that possession has been taken, and neither party shall have any further rights or liabilities hereunder, except with respect to obligations and liabilities of Tenant, actual or contingent, under this Lease which expressly survive termination or which arose on or prior to such date of termination.

(b) In the event of a taking of the whole of the Premises, resulting in the termination of this Lease pursuant to the provisions of subparagraph (a) above, the Landlord and Tenant shall cooperate in applying for and in prosecuting any claim for such taking, and the award shall be distributed as follows:

(i) To Landlord, the amount awarded for its interest in the Premises; and

(ii) To Tenant, the value of its interest in the System and improvements, for its relocation costs, and for the loss of the leasehold estate.

(c) In the event of a taking of less than the whole of the Premises after the commencement of this Lease, all compensation paid upon such partial taking shall be distributed as follows:

(i) To Landlord, the amount awarded for its loss of interest in the Premises; and

(ii) To Tenant, the value of its loss of interest in the System and improvements that are taken and the diminution in value of its leasehold estate as determined by an independent appraiser approved by both Landlord and Tenant.

ARTICLE 15 - NOTICES

All notices, approvals, consents, demands and requests which may or are requested to be given by one party to the other party shall be in writing and shall be deemed to have been properly given if and when delivered personally, or three (3) days after sent by registered or certified mail, postage prepaid, or the next business day after sent by overnight mail service addressed as follows:

(a)   If to Landlord:

Edward Stella, Jr.
586 Route 40
Elmer, NJ 08318

With a copy to:

Matthew P. Madden, Esquire
Madden & Madden, P.A.
108 Kings Highway East
Suite 200
Haddonfield, NJ 08033

or at such other place, and to such other persons, as Landlord may from time to time designate;

(b)   If to Tenant:

Atlantic Green Power Corporation
Bayport One
Suite 455
8025 Black Horse Pike
W. Atlantic City, NJ  08232
Attn:    R. Scott Byrne
             Robert Demos, Jr.

With a copy to:

Mark D. Shapiro, Esquire
Hyland Levin LLP
1000 Main Street, Suite 400
Voorhees, NJ  08043

or at such other place, and to such other persons, as Tenant may from time to time designate.

ARTICLE 16 - QUIET ENJOYMENT

Landlord covenants and agrees that Tenant shall and may peaceably hold and enjoy the Premises.

ARTICLE 17 - SUBORDINATION AND ATTORNMENT

Landlord shall deliver to Tenant a Subordination and Non-Disturbance Agreement (an “SNDA”) in form reasonably acceptable to Tenant from Landlord’s Mortgagee.  Provided that the SNDA is delivered and agreed upon, this Lease shall be subordinate to the mortgage lien and if Landlord’s interest in the Premises is acquired by any mortgagee, or purchaser at a foreclosure sale or other judicial sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and recognize such transferee or successor as Landlord under this Lease.  Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

ARTICLE 18 - ASSIGNMENT AND SUBLETTING

Tenant may assign this Lease or sublet all or part of the Premises and finance this Lease with the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant shall not be relieved of any of its obligations under this Lease by reason of any such assignment, sublease or financing, except as provided below.  In the event of any assignment, the assignee must conform to all the terms, covenants and conditions of this Lease.  Notwithstanding the above, Tenant may assign or transfer its right, title and interest in and to the Lease to any wholly owned subsidiary, parent corporation or affiliate of Tenant, or surviving entity in the event of a merger or consolidation of Tenant with another corporation or legal entity, in the event of a sale or transfer of all or substantially all of Tenant’s assets, without Landlord’s prior written consent, provided that Tenant has given Landlord fifteen (15) days advance notice of such assignment or transfer.  In no event, however, shall any such assignment or transfer affect or reduce any of the obligations of Tenant which shall nevertheless remain fully liable as a principal, and not as a guarantor or surety for the payment of all Rent, Additional Rent and other amounts required to be paid by Tenant under this Lease and for the performance of all terms, obligations and conditions of Tenant under this Lease as if no assignment had been made.  Tenant however shall be released from all liability under the Lease if the permitted assignee has a net worth determined in accordance with generally accepted accounting principles at the time of such assignment greater than Tenant’s net worth as of the Effective Date.

Landlord shall be permitted to assign this Lease to a limited liability company or other entity to be formed by Landlord in which Landlord maintains a controlling interest.

ARTICLE 19 - MISCELLANEOUS PROVISIONS

19.1. Integration; Entire Agreement.  This Lease and the documents referred to herein set forth all the promises, agreements,  conditions and understandings between Landlord and Tenant relative to the leasing of the Premises, and there is no promise, agreement, condition or understanding, either oral or written, between them other than as are herein set forth.  It is further understood and agreed that, except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.  It is the parties’ intention that this Lease amends and restates a portion of the Original Lease and supersedes it.

19.2. Severability.  Each covenant and agreement contained in this Lease shall for all purposes be construed to be a separate and independent covenant and agreement.  If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

19.3. Headings.  The headings to the various Articles and Sections of this Lease have been inserted for convenient reference only and shall not modify, amend or change the express terms and provisions of this Lease.

19.4. Successors and Assigns.  This Lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

19.5. Time of the Essence.  Time is of the essence with respect to any time period for the performance of any conduct or act by either Party set forth in this Lease.

19.6. Governing Law.  This Lease shall be governed by and construed in accordance with the substantive laws of the State of New Jersey and both parties consent to the jurisdiction of the courts of the State of New Jersey with respect to any legal proceeding arising out of this Lease.

19.7. Recordation.  A memorandum of this Lease may be recorded in the land records of the county in which the Premises is located.

19.8. Counterparts.  This Lease may be executed in any number of counterparts each of which shall be an original and all, when taken together, shall constitute one and the same document.  Transmission by facsimile of an executed counterpart of this Lease shall be deemed to constitute due and sufficient delivery of such counterpart.

19.9. Brokers.  Landlord and Tenant each warrants to the other party that there are no claims for broker’s commissions or finder’s fees in connection with the execution of this Lease.  Each party agrees to indemnify and save harmless the other from any liability that may arise from such claims, including reasonable attorneys’ fees.

ARTICLE 20 - PURCHASE OPTION AND RIGHT OF FIRST REFUSAL

20.1. Purchase Option.  Tenant is hereby granted the right to purchase the Premises (the “Purchase Option”) while this Lease is in effect (the “Purchase Period”).  Tenant shall provide written notice to Landlord that Tenant is exercising its right to the Purchase Option (the “Purchase Notice”).  The purchase price for Premises shall be [                    ].*  Tenant shall receive a credit against the purchase price in an amount equal to one hundred percent (100%) of amounts paid to Landlord (including the Other Payments and Rent) if the Purchase Option is exercised on or before the date that is thirty-six (36) months after November 30, 2009, provided however, Tenant shall not receive credit for payments of the Development Fee or Extension Fees, but shall receive credit for any other payments from Tenant to Landlord.  If the Purchase Option is exercised between the thirty-seventh (37th) and forty-eighth (48th) month following November 30, 2009, the credit shall be reduced from one hundred percent (100%) to seventy-five percent (75%), but the credit calculation shall remain the same.  If Tenant exercises the Purchase Option after the date that is forty-eight (48) months following November 30, 2009, there shall be no credit against the Purchase Price.  Each of the time periods for calculation of the Purchase Price shall be extended by the Extension Period (as defined in Section 1.3(a)), but in no event for more than 365 Extension Days. Tenant must purchase the entire Premises, as modified following receipt of the Regulatory Approvals, under this Purchase Option.  If the Premises are not separately subdivided from the balance of the West Tract Stella Property, Tenant shall be responsible for subdividing the Premises from the West Tract Stella Property for sale to Tenant.  Settlement for the purchase of the Premises shall take place within ninety (90) days of either: (1) the Purchase Notice or (2) receipt of final subdivision approval creating the Premises as separate parcels, in accordance with a purchase and sale agreement containing customary and commercially reasonable terms.

20.2. Right of First Refusal.  Tenant is hereby granted a right of first refusal (the “Right of First Refusal”) with respect to the Premises.  If, at any time following the Effective Date, Landlord receives a bona fide offer to purchase the Premises or any portion thereof, which Landlord intends to accept, Landlord shall send an exact and complete copy of such offer (“Landlord’s Notice”) to Tenant and Tenant may, within twenty (20) days thereafter, elect to purchase the Premises on the same terms as those set forth in such offer.  If Landlord shall receive an offer for the purchase of the Premises, which is not consummated by delivering a deed to the offerer, the Tenant’s right of first refusal to lease and/or purchase shall remain applicable to subsequent offers.  If Landlord shall sell the Premises after a failure of Tenant to exercise its right of first refusal, such shall be subject to the Lease.  Notwithstanding the foregoing, Tenant’s right of first refusal shall not apply or extend to any sales or transfers between Landlord and any affiliates in which the principals of the Landlord are the majority shareholders to any family trusts or to the heirs of the principals of Landlord.  In the event Tenant notifies Landlord within such time of its intention to purchase the Premises, then Tenant shall be obligated to complete the purchase.  In the event, however, that Tenant fails to timely respond to Landlord’s Notice or rejects such right of purchase, then Landlord shall be free to sell and convey the Premises substantially in accordance with Landlord’s Notice.  Landlord shall not transfer, sell, convey or dispose of the Premises or any portion thereof in any manner during the Term without complying with the requirements of this Section.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the day and year first above written.

TENANT

ATLANTIC GREEN POWER CORPORATION,
a New Jersey corporation

By: /s/ Robert Demos, Jr.
Name: Robert Demos, Jr.
Title: President and Chief Executive Officer

LANDLORD

/s/ Edward J. Stella, Jr.
EDWARD J. STELLA, JR.

EXHIBIT A

Description of West Tract Stella Property and Premises

GENERAL NOTES:

LEGEND:

Excluded
STATE ROUTE 77
NEWKIRK STATION ROAD
N.J. STATE ROUTE 77
COLSON ROAD
ALLOWAY ROAD
DARETOWN ROAD
NEWKIRK STATION ROAD
BRIDGETON ROAD

DESIGNED BY	EDH	SCALE	AS SHOWN
DRAWN BY	CSB	DATE	5-13-2010
CHECKED BY	EDH	PROJECT NO.	3189.001

ATLANTIC GREEN POWER CORP
BAYPORT ONE, SUITE 455
8025 BLACK HORSE PIKE
WEST ATLANTIC CITY, NEW JERSEY 08232

INNOVATIVE ENGINEERING, INC.

LAND LEASE EXHIBIT PLAN

PROPOSED SOLAR FARM

LE-1

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